SUB-ITEM 77C:

	A Special Meeting of Members (the "Meeting") of Grosvenor Registered Multi-Strategy (TE) Fund, LLC ( "TE Fund") was held on March 25, 2011 at the offices of the TE
Fund, One Bryant Park, 10th Floor, New York, NY 10036. The following proposals were submitted for a vote of the members:

1.	to approve a new Investment Advisory Agreement between the
Grosvenor Registered Multi-Strategy Master Fund and
Grosvenor Capital Management, L.P.; and


             Dollars Voted         % of Voted        % of Total
For         $17,420,833.24      99.588%       54.273%
Against         $72,138.12       0.412%        0.225%
Abstain              $0.00       0.000%        0.000%

2.	to elect five persons to serve as Directors of the TE Fund

Nominees                Dollars Voted      % Voted     % of T/O
Henry S. Bienen
For                    $17,420,833.24      99.588%     54.274%
Withheld                   $72,138.12       0.412%      0.224%
Alan Brott
For                    $17,420,833.24      99.588%     54.274%
Withheld                   $72,138.12       0.412%      0.224%
Brian P. Gallagher
For                    $17,420,833.24      99.588%     54.274%
Withheld                   $72,138.12       0.412%      0.224%
Victor J. Raskin
For                    $17,420,833.24      99.588%     54.274%
Withheld                   $72,138.12       0.412%      0.224%
Thomas G. Yellin
For                    $17,420,833.24      99.588%     54.274%
Withheld                   $72,138.12       0.412%      0.224%

	Messrs. Brott and Yellin served as Independent Directors of the TE Fund. Messrs. John C. Hover II, Victor F. Imbimbo, Jr. and Stephen V. Murphy, who served as Independent Directors of the TE Fund, did not stand for election and ceased serving as Directors effective upon the election of Directors at the Meeting.